EXHIBIT 15.4

January 7, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Gridsum Holding Inc. under Item 16F of its Form 20-F dated January 7, 2019. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Gridsum Holding Inc. contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP